99.1 Press release issued by the Company on July 30, 2003 announcing 2003 second quarter results of operations

Heartland Bancshares, Inc. Announces Net Income Per Share of $.04 For Second Quarter 2003

Franklin, Ind. - July 30, 2003, Heartland Bancshares, Inc. IN (HRTB - OTC BB) announced that it recorded net income of $51,000 or $.04 per share for the second quarter of 2003 compared to net loss of $(262,000) or $(.19) per share for the second quarter of 2002. The second quarter net income also represents an increase from the $47,000 or $.03 per share first quarter 2003 net income. Heartland's net income for the six months ended June 30, 2003 was $98,000 or $.07 per share compared to net loss for the six months ended June 30, 2002 of $(61,000) or $(.04) per share.

Net interest income declined from $1.7 million in 2002 to $1.6 million in 2003 for the quarter ended June 30. Net interest margin decreased from 3.99 percent to 3.95 percent for the same time periods. Noninterest income increased from $441,000 for the quarter in 2002 to $595,000 for the quarter in 2003. Noninterest expenses decreased from $2.1 million for the second quarter 2002 to $1.8 million for the second quarter 2003.

President Steve Bechman commented on the improvement for the quarter. "Strong mortgage loan production and lower provision for loan losses and loss on other real estate led the way for the significant improvement in earnings from the second quarter of 2002. Although we are pleased with the improvement in earnings, there are still many improvements in our interest income and non-interest expenses that we are working to achieve. We continue to work diligently with our federal and state banking regulators in order to achieve our long term safety and soundness goals, including improved loan quality. One positive impact of that process that is seen in our second quarter 2003 earnings is the reduction of Federal Deposit Insurance Corporation premiums from $71,000 in the second quarter of 2002 to $17,000 in the second quarter of 2003."

Heartland provided $239,000 in provision for loan losses and recorded net loan charge offs of $108,000 during the second quarter of 2003 causing total allowance for loan losses to increase to $3.8 million or 3.22 percent of loans. Non-accrual loans were $6.3 million or 5.33 percent of loans at June 30, 2003. Loans past due 90 days or more and still accruing were $75,000 or 0.06 percent of loans at June 30, 2003. Non-performing assets, which include non-accrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed assets, were $6.7 million or 3.88 percent of total assets at June 30, 2003.

Total consolidated assets declined to $173.5 million from the December 31, 2002 total of $176.7 million. Total loans declined by $1.7 million from $119.8 million at December 31, 2002 to $118.1 million at June 30, 2003. Total deposits declined by $978,000 to $147.4 million at June 30, 2003 from $148.4 million at December 31, 2002. Non-interest bearing deposits increased to $22.8 million at June 30, 2003 from $18.5 million at December 31, 2002. Book value (shareholders' equity) per share at June 30, 2003 was $8.88 compared to $8.75 at December 31, 2002.

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

                                  HEARTLAND BANCSHARES, INC.
                                  SELECT BALANCE SHEET DATA
                             June 30, 2003 and December 31, 2002
                                (Dollar amounts in thousands)
                                         (Unaudited)

                                             June 30,        December 31,
                                              2003              2002

Total cash and cash equivalents           $      8,493     $      25,232
Securities available-for-sale                   30,310            19,566
Loans                                          118,151           119,920
Allowance for loan losses                        3,802             3,498
Total assets                                   173,492           176,657
Total deposits                                 147,421           148,399
Total Liabilities                              161,120           164,457
Shareholders' equity                            12,372            12,200



                                  HEARTLAND BANCSHARES, INC.
                                SELECTED INCOME STATEMENT DATA
                      Three and Six Months  ended June 30, 2003 and 2002 (Dollar amounts in thousands, except per share data)
                                         (Unaudited)

                                   Three Months                 Six Months
                                  Ended June 30,              Ended June 30,
                                2003          2002          2003         2002
                                ----          ----          ----         ----

Interest income               $ 2,289       $ 2,790       $ 4,695      $ 5,796
Interest expense                  723         1,094         1,539        2,271
Provision for loan losses         239           500           489          850
Noninterest income                595           441         1,099          873
Noninterest expense             1,837         2,088         3,602        3,674
Income tax expense/(benefit)       34          (189)           66          (65)
Net income                         51          (262)           98          (61)
Basic and diluted earnings
 per share                        .04          (.19)          .07         (.04)